Exhibit 99.1
51 James Way, Eatontown, New Jersey 07724 USA • 1-800-537-9642
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Mark H. Burroughs
(732) 542-2800

November 6, 2007	NASDAQ Symbol: OSTE
OSTEOTECH REPORTS 2007 THIRD QUARTER FINANCIAL RESULTS
CORE SEGMENT REVENUE INCREASED 28%;
GROSS MARGIN IMPROVED TO 55%;
DILUTED EARNINGS PER SHARE OF $.09
Osteotech, Inc. (NASDAQ: OSTE) announced today that third quarter 2007 revenue increased $2.3 million to $25.7 million from third quarter 2006 revenue of $23.4 million. Revenue from Osteotech’s “core” DBM and Hybrid/Synthetic Segments increased 28% to $17.6 million for the three months ended September 30, 2007 as compared to revenue of $13.7 million from the same segments for the third quarter of 2006. Gross margin improved to 55% in the third quarter of 2007 as compared to 49% in the third quarter of 2006. Net income for the three months ended September 30, 2007 was $1.6 million, or $.09 diluted earnings per share, compared to net income of $.2 million, or $.01 diluted earnings per share, for the three months ended September 30, 2006.
Sam Owusu-Akyaw, Osteotech’s President and Chief Executive Officer, stated, “We are very pleased with the results of the productivity initiative started two and one-half years ago to turn the company around. We are very proud of the discipline and focus the team has demonstrated to drive the improvement in gross margin, the increase in our cash position, and the return of the Company to profitability. The team is now focused to deliver new and innovative products and to drive revenue growth.”
Revenue for the nine months ended September 30, 2007 increased 5% to $77.3 million from $73.8 million for the nine months ended September 30, 2006. Revenue increased 14% to $49.9 million in the DBM and Hybrid/Synthetic Segments for the nine months ended September 30, 2007 as compared to revenue from the same segments for the nine months ended September 30, 2006 of $43.6 million. Gross margin improved to 51% for the nine months ended September 30, 2007 as compared to 48% in the same respective period in 2006. Net income for each of the nine months ended September 30, 2007 and 2006 was $1.8 million. Diluted earnings per share were $.10 and $.11 for the nine months ended September 30, 2007 and 2006, respectively.
Mr. Owusu-Akyaw will host a conference call on November 6, 2007 at 9:00 a.m. Eastern Time to discuss third quarter financial results. You are invited to listen to the conference call by dialing 1-706-643-1624. The conference will also be simultaneously webcast at http://www.osteotech.com. Automated playback will be available two hours after completion of the live call, through midnight, November 20, 2007, by dialing 1-706-645-9291 and indicating access code 22211822.

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a global leader in providing OsteoBiologic solutions to surgeons and patients for the repair of the musculoskeletal system through the development of innovative therapy-driven products that alleviate pain, promote biologic healing and restore function. For further information regarding Osteotech, this press release or the conference call, please go to Osteotech’s website at www.osteotech.com.
Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company’s future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the marketplace, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. All information in this press release is as of November 6, 2007 and the Company does not intend to update this information.

OSTEOTECH, INC. and SUBSIDIARIES
CONSOLIDATED SEGMENT REVENUE DETAIL
(dollars in thousands)

	Three Months		Nine Month
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
		(restated)		(restated)
DBM	$17,044	$13,379	$48,687	$42,701
Traditional Tissue	3,963	4,166	13,132	12,281
Spinal Allografts	2,292	3,159	8,301	10,768
Hybrid/Synthetic	528	325	1,169	938
Client Services	1,664	2,289	5,536	6,672
Other Product Lines	160	130	513	450

Revenue	$25,651	$23,448	$77,338	$73,810

CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
		(restated)		(restated)
Revenue	$25,651	$23,448	$77,338	$73,810

Cost of revenue	11,443	11,994	38,023	38,117

Gross profit	14,208	11,454	39,315	35,693

Marketing, selling and general and administrative	11,051	9,751	33,341	29,856
Research and development	1,178	1,192	3,457	3,507

	12,229	10,943	36,798	33,363

Operating income	1,979	511	2,517	2,330

Interest expense, net	(157)	(219)	(459)	(738)
Other	(208)	(131)	(186)	359

Income before income taxes	1,614	161	1,872	1,951
Income tax provision (benefit)	10	(74)	61	105

Net Income	$1,604	$235	$1,811	$1,846

Earnings per share:
Basic	$.09	$.01	$.10	$.11
Diluted	$.09	$.01	$.10	$.11
Shares used in computing earnings per share:
Basic	17,573,134	17,295,314	17,494,807	17,281,703
Diluted	17,990,101	17,352,420	17,858,501	17,356,109
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OSTEOTECH, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	September 30,	December 31,
	2007	2006
Assets

Cash and cash equivalents	$20,840	$17,946
Accounts receivable, net	19,194	18,507
Deferred processing costs	32,038	29,067
Inventories	879	1,005
Prepaid expenses and other current assets	2,817	2,795

Total current assets	75,768	69,320
Property, plant and equipment, net	33,980	36,340
Other assets	6,061	7,373

	$115,809	$113,033

Liabilities and Stockholders’ Equity

Accounts payable and accrued liabilities	$17,286	$15,861
Current maturities of capital lease obligation	786	727

Total current liabilities	18,072	16,588
Capital lease obligation	14,279	14,876
Other liabilities	5,789	7,716

Total liabilities	38,140	39,180
Stockholders’ equity	77,669	73,853

	$115,809	$113,033
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